AGREEMENT

Effective Date:    February 12, 1998


Between: CLL Pharma, a Corporation having offices at 455 Promenade des Anglais, 06299 Nice, CEDEX 3, FRANCE (CLL Pharma);


And: Flemington Pharmaceutical Corp., a New Jersey Corporation, having offices at 43 Emery Avenue, Flemington, New Jersey 08822 (Flemington)



     Whereas, Flemington is a pharmaceutical company engaged in the development of various products, including a lingual spray having progesterone as its active ingredient; and,

     Whereas, CLL Pharma is a pharmaceutical company which develops and intends to market products having progesterone as the principal active ingredient, and CLL Pharma desires to enter into a Joint Venture for the development, manufacture and marketing of Flemington's progesterone lingual spray in the Territory described below; and,

     Whereas, Flemington desires enter into such a Joint Venture with CLL
Pharma;


     Now, Therefore, in consideration of the foregoing, and of the mutual undertakings contained herein, the parties agree as follows:

     1.  Definitions.

         (a) Product means a lingual spray preparation having progesterone as its active ingredient, for treatment or prevention of pre- and/or post-menopausal complications due to progesterone deficiency.

         (b) NDA means a New Drug Application for the Product, to be prepared and filed with the United States Food and Drug Administration (FDA) in the United States, and comparable applications for regulatory approval elsewhere in the Territory.
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         (c) FDA Approval means approval by FDA of the NDA for the Product, authorizing manufacturing, marketing and sale of the Product within the United States and shall apply as well to final regulatory approval elsewhere in the Territory by other regulatory agencies having jurisdiction in their respective areas.

         (d) Territory means the World.

         (e) Gross Sales means the gross sales price for Product sold by CLL Pharma, Flemington, the Joint Venture or any subsidiaries, affiliates and sub-licensees, reduced by returns, allowances and rebates. Sales shall be deemed to have occurred upon invoicing.

         (f) IND means an Investigational New Drug Application to be filed with FDA or comparable filings to be made with other regulatory entities elsewhere in the Territory.

         (g) Pilot Biostudy means a study of approximately eight (8) human volunteers, to be carried out by Flemington, in accordance with a protocol to be agreed upon by Flemington and CLL Pharma, for the purpose of making a preliminary evaluation of the pharmacokinetic profile of the Product.

         (h) Trials means studies in human volunteers of the Product for use in supporting an NDA seeking FDA Approval for the Product.

         (i) Joint Venture means a corporation, presently to be equally owned and controlled by CLL Pharma and Flemington, for the purpose of developing and marketing the Product.

     2.  Pilot Biostudy.

     Promptly following execution of this Agreement, Flemington, in consultation with, and with the assistance of, CLL Pharma, shall undertake to arrange for the manufacture of a clinical dosage formulation, and an associated accelerated stability study, to carry out, monitor and analyze the Pilot Biostudy, and submit a Final Report to CLL Pharma setting forth the results thereof. A general outline of the design of the Pilot Biostudy, and the division between Flemington and CLL Pharma of tasks and responsibilities in connection with it is set forth in a letter of Flemington to

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CLL Pharma dated contemporaneously with this Agreement, a copy of which is annexed to this Agreement as an Exhibit.

     3.  Grant.

         (a) Flemington presently owns one hundred percent of the shares of a legally existing, but inactive, New Jersey corporation named Enteralpharma. Within sixty days of the execution of this Agreement, Flemington shall cause such corporation to be reactivated, its name shall be changed to one mutually agreed upon by Flemington and CLL Pharma and shares of stock shall be issued to Flemington and CLL Pharma in such numbers that Flemington and CLL Pharma shall each own fifty percent (50%) of the total issued and outstanding stock of the corporation. This corporation shall constitute the Joint Venture. As part of such organization of the Joint Venture, the parties shall agree upon the identity of the corporation's officers and directors, its by-laws and other organic organizational documents, including a "Buy-Sell" agreement. Any future sale to any third party of an equity interest in the Joint Venture may only be done with the agreement of Flemington and CLL Pharma.

         (b) During the Term of this Agreement, subject to the terms and conditions set forth herein, the Joint Venture shall have the exclusive right to manufacture, sell and distribute the Product within the Territory, including the right to grant sub-licenses; provided, however, that the grant by the Joint Venture of a sub-license may not be done without the parties' mutual consent, which shall not be withheld unreasonably.

         (c) The IND and NDA shall be prepared and filed by the Joint Venture and shall show it as the sole applicant. The Trials to be performed pursuant to the IND, for the purpose of supporting the NDA shall be carried out by the Joint Venture (or its sub-licensee), at its sole expense. The anticipated costs for the studies and related work will be set forth in an Addendum to be agreed upon by the parties and attached to this Agreement; such costs will represent only an estimate, and detailed budgets shall be agreed upon by the parties before beginning each discrete

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part of the project. It is the parties' intent that the approved NDA, or the equivalent regulatory approval in other jurisdictions in the Territory, shall continue throughout the Term of the Agreement to be in the sole name of the Joint Venture, its subsidiary, affiliate or sub-licensee.

         (d) To the extent the manufacture of the Product by the Joint Venture pursuant hereto requires it to use or employ any inventions, secret formula(e), secret process(es) or other confidential or secret information of Flemington or CLL Pharma, whether or not patented, Flemington and CLL Pharma each hereby agrees to grant the Joint Venture the right and license to do so, but solely for the purposes, and during the Term, of this Agreement, and each also agrees to execute any and all documents reasonably necessary to carry such grant into full effect. If a sub-licensee of the Joint Venture should, in the future, desire to manufacture the Product and to use or employ any inventions, secret formula(e), secret process(es) or other confidential or secret information of Flemington or CLL Pharma, whether or not patented, Flemington and CLL Pharma each hereby agrees to grant the sub-licensee the right and license to do so, upon agreement to mutually satisfactory terms and conditions, including payment to the party granting the license of a reasonable royalty (including minimum annual royalties) on Gross Sales.

     4.  Term.

         (a) If the results of the Pilot Biostudy to be carried out by Flemington and CLL Pharma pursuant to Paragraph 2, above, demonstrate to the parties' mutual satisfaction a formulation advantage over existing formulations sufficient to warrant further development, the parties shall undertake to arrange funding for such further development. Such funding arrangement may include the sale to one or more other parties of common stock or other corporate securities of the Joint Venture. Failure to arrange such funding within 180 days of presentation of the Final Report by Flemington to CLL Pharma shall cause this Agreement to terminate. Time is of the essence. Following such termination, neither party shall have any further obligation to or rights against the other, with the exception of any rights or obligations which may have vested before such termina-

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tion, including each party's continuing obligation of confidentiality regarding the other's confidential information.

         (b) If, within said 180 days following the date of delivery by Flemington to CLL Pharma of the Final Report of the results of the Biostudy, the funding contemplated by the foregoing subparagraph shall have been arranged, all of the provisions of this Agreement shall come into force.

     5.  Payments.

     Flemington and CLL Pharma shall share equally any and all costs, as reflected in budgets agreed upon from time to time, for all development activities of the Joint Venture. Each party's overhead shall be included as a cost item as the work progresses. Any distributions from the Joint Venture shall be made to Flemington and CLL Pharma on an equal basis.

     6.  Trademarks.

     Any trademarks used with the sale of the Product shall be and remain the sole and exclusive property of the Joint Venture.

     7.  Termination.

     This Agreement, and the rights and obligations of the parties under it (except those which may have vested before termination), may be terminated:

         (a) Without action by either party, if the parties are unable to arrange necessary funding pursuant to paragraph 4, above, or FDA, in a final agency action, denies approval of the NDA, and the Joint Venture decides not to appeal that denial.

         (b) By both parties if the results of the Pilot Biostudy or Clinical Studies are deemed to be unsatisfactory and the project is to be abandoned.

         (c) By written Notice of one party to the other, if the party to which the Notice is directed is in material breach of its obligations under this Agreement, in which case termination

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shall become effective sixty (60) days after the date of giving Notice, unless the breach has been cured within that period.

     If this Agreement was terminated for any reason other than the default of Flemington, CLL Pharma shall, upon the request of Flemington, transfer all of CLL Pharma's interest in the Joint Venture to Flemington, and execute any documents necessary in Flemington's opinion to effect such transfer, at no cost to Flemington. If this Agreement was terminated by CLL Pharma pursuant to sub-paragraph (c), above, because of a default by Flemington, Flemington shall upon the request of CLL Pharma, transfer all of Flemington's interest in the Joint Venture to CLL Pharma, and execute any documents necessary in CLL Pharma's opinion to effect such transfer, at no cost to CLL Pharma, except for CLL Pharma's obligation to refund to Flemington all of Flemington's documented and unrecaptured investment in the Joint Venture.

     8.  Confidentiality.

     Any and all information, data or know-how received by one party from the other shall be maintained in confidence by the party which receives it. Upon expiration or earlier termination of this Agreement all such information (together with any and all writings or copies which may contain it) shall be returned to the disclosing party upon request. Failure to request return of any such information shall not be construed as in any way releasing the obligation of the recipient to maintain its confidentiality. The obligation set forth herein shall not apply to information which: (a) the recipient can show by clear and convincing evidence was already known to it before disclosure; (b) is or comes into the public domain through no act or omission of the recipient; (c) becomes known or available through a third party not under any obligation of confidentiality to the recipient; or, (d) is required to be disclosed pursuant to judicial process or order, or the disclosure of which is necessary for Federal or State regulatory approval or compliance.

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     9.  No Agency.

     Except as may otherwise be expressly authorized in writing, neither party shall have, or hold itself out as having, any power or authority to bind the other.

     10. Assignment.

     This Agreement may not be assigned by either party, except to a parent, subsidiary or affiliate of it or to an entity acquiring all or substantially all of the assignor's assets, without the consent of the other party, which consent shall not be withheld unreasonably.

     11. Notices.

     Any formal notice or communication from one party to the other pursuant to this Agreement (which is not intended by the parties to include ordinary day-to-day business communications) shall be given to the receiver in writing via fax, with confirming copies via both ordinary and certified mail.

     12. Force Majure.

     The performance by either party of any obligation under this Agreement, other than an obligation to pay money, shall be excused for any reason customarily regarded as constituting force majure.

     13. Amendments.

     This Agreement may only be amended, modified or supplemented by a writing specifically identifying itself as such, which writing must be executed with the same formality as this Agreement. Any party or person asserting that this requirement of a writing for such a purpose was
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waived orally shall have the burden of proving the fact of such a waiver by clear and convincing evidence.

     14. Indemnification.

     Each party agrees to indemnify the other and hold it harmless from any claim, action, suit, proceeding, loss, liability, damage or expense (including, without limitation, reasonable attorney's fees and expenses) arising out of a claim by a third party based upon an act or omission of the indemnifying party.

     15. Arbitration.

     Any dispute between the parties shall be resolved by arbitration pursuant to the rules and under the auspices of the American Arbitration Society. The place of arbitration shall be in the Borough of Manhattan, New York City, New York, unless otherwise mutually agreed.

     16. Controlling Law.

     This Agreement is be controlled by and interpreted in accordance with the law of the State of New Jersey.

     17. Benefit.

     This Agreement shall bind and enure to be benefit of the parties and their successors and permitted assigns.

     18. Entire Agreement.

     This Agreement is intended by the parties to be an integrated document and to express their entire agreement regarding its subject matter. Any other, earlier or inconsistent statements or expressions, written or oral, as to the subject matter are expressly superseded.

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

     19. Counterparts.

     This Agreement is to be executed in multiple counterparts. Any one of such counterparts bearing original signatures of both parties, or any two which taken together bear the original signatures of both parties, shall be deemed to be an original of this document.

     20. Headings.

     Paragraph headings are for convenience only, and are not a part of this Agreement.



     In Witness Whereof, the undersigned authorized representatives of the parties have signed this Agreement effective the date set forth above.



Flemington Pharmaceutical Corp.             CLL Pharma



By: /s/ HARRY A. DUGGER                     By: /s/ CLAUDE LATNELLI
    ------------------------------              ------------------------------
    Harry A. Dugger, President                  Claude Latnelli, President


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